Exhibit 10.6

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made effective as of the 3rd day of December, 2003 (the “Effective Date”) by and between NOVACEA, INC., a Delaware corporation having its principal place of business at 601 Gateway Boulevard, Suite 801, South San Francisco, CA 94080 (“Novacea”), and KuDOS PHARMACEUTICALS LIMITED a United Kingdom corporation having its principal place of business at 327 Cambridge Science Park, Milton Road, Cambridge, Cambridgeshire CB4, oWG, UK (“KuDOS”). KuDOS and Novacea are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings indicated below.

1.1 “Affiliate” means an individual, joint venture, partnership, corporation, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with a Party. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Party, shall mean the possession (directly or indirectly) of at least 50 percent of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

1.2 “Accounting Date” means June 30 and December 31 of each calendar year.

1.3 “Active Ingredient” means a therapeutic product approved for sale by the relevant Regulatory Authority.

1.4 “Active Pharmaceutical Ingredient” or “API” means AQ4N in active bulk form meeting the API Specifications.

1.5 “API Specifications” means the specifications for API (including, without limitation, qualified analytical methods for the validation of such specifications) which at the Effective Date are the interim specifications attached hereto as Schedule 1.5 which the parties intend shall be updated and attached hereto in their updated form during the course of the API Development Plan.

1.6 “AQ4N” means: (i) the hypoxic cell cytotoxin known by the chemical name 1,4-bis{[2(dimethylamino-N-oxide) ethyl]amino} 5,8 dihydroxy-anthracene-9,10-dione, and (ii) any and all derivatives, variants, analogs, homologs, fragments, N-terminally or C-terminally extended forms, conjugates, salts, esters and amides thereof, to the extent that such derivatives, etc., are covered or claimed by one or more Valid Claims.

1.7 “BTG” means BTG International Limited whose principal place of business is at 10 Fleet Place, Limebumer Lane, London EC4M 7SB.

1.8 “BTG Agreement” means a License Agreement dated as of March 28, 2002, by and between KuDOS and BTG, as amended on December 3, 2003.

1.9 “BTG Know How” means the information listed in Schedule 1.9 and any other Information received by KuDOS from BTG from time to time which shall be supplied by KuDOS to Novacea promptly following receipt of the same from BTG and shall be added to Schedule 1.9.

1.10 “BTG Parents” means: (i) those patents and patent applications shown on Schedule 1.10 attached hereto, (ii) all patents issuing from such patent applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions, utility models, additions and supplementary protection certificates to any such patents and patent applications, and (iii) all patents and patent applications hereafter licensed to KuDOS by BTG pursuant to the BTG Agreement.

1.11 “Chargeable Transaction” means the sale or other disposal of a Product by or on behalf of Novacea or a sub-licensee or Affiliate of Novacea during the Royalty Term provided that where such sale or other disposal is made by or on behalf of Novacea or a sub-licensee or Affiliate for further sale or disposal then the Chargeable Transaction shall be the first sale or other disposal to a Third Party outside that group, and provided always that if on the sale or disposal of Products by or on behalf of Novacea or a sub-licensee or Affiliate of Novacea (as the case may be) the Product is not Final Product then the Chargeable Transaction shall be the first sale of Product which is in Final Product form.

1.12 “Combination Product” means a Product consisting of AQ4N and at least one other Active Ingredient.

1.13 “Commercialization” means all activities undertaken relating to the marketing, promotion, distribution, use, storage, sale and offer for sale of a Product in the Territory including, without limitation, advertising and any Phase 4 clinical trials.

1.14 “Control” or “Controlled” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with a Third Party.

1.15 “Development” means all activities relating to obtaining and/or maintaining Marketing Authorization of the Product throughout the Territory including, without limitation, clinical trials and the preparation, submission, review and development of data or other information related thereto.

1.16 “Development Plan” means a comprehensive plan for Development, adopted as provided in Article 2, below.

1.17 “Field” means all human therapeutic, prophylactic and diagnostic uses.

1.18 “Final Product” means Product fully formulated in accordance with the Final Product Specifications, in accordance with local legal and regulatory requirements.

1.19 “Final Product Specifications” means the specifications for Final Product (including, without limitation, qualified analytical methods for the validation of such specifications). The interim specifications existing as of the Effective Date, are attached hereto as Schedule 1.19. These interim specifications shall be modified from time to time and attached hereto in their modified form during the course of the Final Product Development Plan (as defined in Section 3.7.3, below).

1.20 “Good Clinical Practice” or “GCP” means clinical practice as set out in:

(a) ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any amendment thereof;

(b) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Applications), as may be amended from time to time;

(c) the Declaration of Helsinki as last amended at the 52nd World Medical Association October 2000 and any further amendments thereto; and

the equivalent law or regulation in any relevant territory.

1.21 “Good Laboratory Practice” or “GLP” means laboratory practice as set out in US Code of Federal Regulations, Title 21, Part 58 (Good Laboratory Practice for Nonclinical Laboratory Studies) as may be amended from time to time.

1.22 “Good Manufacturing Practice” means manufacture in accordance with:

(a) EC Directive 91/456/EEC;

(b) the current principles and guidelines of good manufacturing practice for medicinal products for human use and “substantial conformity with good manufacturing requirements” (as such phrase is used in Section 802(f)(1) of the Federal Food, Drug and Cosmetic Act, as such Act may be amended from time to time); and

(c) U.S. Code of Federal Regulations Title 21, Parts 210 (Current Good Manufacturing Practice in Manufacturing, Processing, Packaging or Holding of Drug) and 211 (Current Good Manufacturing Practice for Finished Pharmaceuticals).

1.23 “Information” means, whether or not patentable: (i) non-public and proprietary techniques and data (including pharmacological, toxicological and pre-clinical and clinical test data, regulatory submissions and chemistry and manufacturing control data, batch records and other analytical and quality control data, compounds, compositions of matter, assays and biological materials), necessary or useful for development, use or sale of a Product in the

Territory, and (ii) dossiers of information necessary or useful for the filing for or, maintenance or acquisition of Marketing Authorizations.

1.24 “KuDOS Know-How” means all Information now or hereafter within the Control of KuDOS other than the BTG Know How including that Information set out in Schedule 1.24.

1.25 “KuDOS Patents” means: (i) those patents and patent applications shown on Schedule 1.25 attached hereto, (ii) all patents issuing from such patent applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions, utility models, additions and supplementary protection certificates to any such patents and patent applications, and (iii) all patents and patent applications now or hereafter owned or Controlled by KuDOS necessary or useful for the development, use, manufacture, importation, formulation, packaging, sale or offer for sale of a Product anywhere in the Territory (including, without limitation, the BTG Patents).

1.26 “Launch” means the first commercial sale of a Product in a country in the Territory by Novacea or by a Novacea Affiliate or sub-licensee following receipt of Marketing Authorization in such country.

1.27 “Marketing Authorization” means all approvals (including pricing and reimbursement approvals) and licenses, registrations or authorizations of a Regulatory Authority, necessary for the use, import, storage, export, transport, filling, labeling, packaging, manufacture or sale of a Product in a regulatory jurisdiction in the Territory.

1.28 “Marketing Authorization Application” means an application for Marketing Authorization required before commercial sale or use of the Product in a regulatory jurisdiction in the Territory.

1.29 “Net Selling Price” means the amount invoiced by Novacea or an Affiliate or sub-licensee of Novacea in a Chargeable Transaction, less deductions for the following items:

(i) provided they are separately charged on the relevant invoice, any costs of packaging, insurance, carriage and freight,

(ii) any value added, inventory or similar tax, and any import duties or similar government levies charged and paid;

(iii) amounts actually repaid or credited and allowances given by reason of charge-backs, retroactive price reductions, billing errors, and rebates (including, without limitation, government mandated and managed care rebates), as well as cash, credit or free goods allowances;

(iv) normal trade discounts or credits actually given; and

(v) amounts refunded or credited for Product which was rejected, spoiled, damaged, outdated or otherwise returned.

In the case of a sale or other disposal of Product which is not at an open market price or which is for non-cash consideration the Net Selling Price shall be the open market price in the country where the transaction was effected.

With respect to sales of a Combination Product, the “Net Selling Price” for the purposes of royalties hereunder on Products in such Combination Product will be calculated by multiplying the gross price as charged or invoiced for such Combination Product less the deductions specified above by the fraction A/(A+B) where A is the gross price as charged or invoiced for the Product when sold in a product in which Product is the sole Active Ingredient and B is the gross price charged or invoiced for any other Active Ingredient(s) in the Combination Product when sold in a product in which it is or they are the sole Active Ingredient(s) in such Product. If the Active Ingredients in the Combination Product other than Product are not sold separately, then “Net Selling Price” for purposes of calculating royalties payable hereunder shall be the greater of: (i) “A” (as defined above) with the specified deductions, or (ii) the result of multiplying the actual price charged or invoiced for such Combination Product less the specified deductions by the fraction A/C in which A is defined as above and C is defined as the gross price charged or invoiced for the Combination Product. If the Product in a Combination Product is not sold separately then “Net Selling Price” for the Product in such Combination Product shall be the greater of (x) the amount calculated by deducting from the gross price charged or invoiced for such Combination Product the specified deductions and an amount equal to “B” (as defined above), and (y) one-half of the gross price charged or invoiced for the Combination Product less any deductions. If neither the Product nor the other Active Ingredient(s) in the Combination Product are sold separately, “Net Selling Price” of the Combination Product shall be determined by good faith agreement of the Parties, failing which the matter shall be referred by the Parties to a reputable independent auditor appointed by agreement between the Parties (or in the absence of such agreement by the Chairman pro term of the Institute of Chartered Accountants of England and Wales) with a decision of such auditor being final and binding on the Parties and with the auditor acting as an expert and not as an arbitrator. If the price determined by the auditor is equal to or lower than that last proposed by Novacea, then KuDOS shall bear all of the costs of the appointment of the auditor and if the price determined by the auditor is greater than that last proposed by Novacea, then Novacea shall bear all such costs.

1.30 “Novacea Know-How” means all Information hereafter within the Control of Novacea.

1.31 “Patent Expenses” means governmental fees and the reasonable fees and expenses of outside counsel and payments to Third Parties incurred in connection with the preparation, filing, prosecution and maintenance of KuDOS Patents in the Territory, including the costs of patent interference, opposition and revocation proceedings related thereto.

1.32 “Product” means: (i) a pharmaceutical preparation comprised of or containing AQ4N, and (ii) any other product or compound the manufacture, use or sale of which either falls within the scope of, or utilizes any method or process which falls within the scope of any Valid Claim or embodies or utilizes any KuDOS Know-How or BTG Know How.

1.33 “Regulatory Authority” means a governmental entity with the authority to grant Marketing Authorizations in the Territory.

1.34 “Royalty Term” means, with respect to each Product and each country in the Territory, a period commencing on the date of Launch of such Product in such country and ending on the later of: (i) the expiration of the last to expire of the Valid Claims claiming or covering the manufacture, use or sale of such Product in such country, and (ii) the expiration or termination of KuDOS obligation to pay a royalty to BTG pursuant to the BTG Agreement with respect to the sale or other disposal of such Product in such country.

1.35 “Steering Committee” means the entity described in Article 3, below.

1.36 “Sub-license Revenues” means all consideration received by Novacea from any sub-licensee in respect of the grant to such sub-licensee of the right to use, sell or offer for sale Products in the Territory (including, without limitation, payments for options for licenses, payments received upon the exercise of any such options, license fees and stage or milestone payments) in each case regardless of whether such consideration is in cash or otherwise, but excluding:

(i) any payments to Novacea for the purchase of equity,

(ii) any royalty payments or other payments calculated as a function of the use or sale of Product and otherwise included in Net Selling Price;

(iii) any bona fide payments for future research or development of Products where Novacea is contractually committed to apply the entirety of the payments to such future research and development costs (including associated indirect costs and overhead); provided, however, that any portion of each such payment not expended or accrued by Novacea for on-going Product-related projects at Novacea on or before the second anniversary of its receipt of such payment shall thereafter be deemed to be Sub-license Revenues; and

(iv) reimbursement or advances to pay for patent expenses or other out-of-pocket expenses incurred or to-be-incurred by Novacea with respect to Products, with respect to which exception Novacea shall provide to KuDOS documentation of the expenses involved in a form reasonably acceptable to KuDOS.

1.37 “Territory” means the United States of America, Canada and Mexico.

1.38 “Third Party” means an entity other than KuDOS or Novacea or their respective Affiliates.

1.39 “Valid Claim” means either: (i) a claim of an issued and unexpired patent included in the KuDOS Patents which has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, the decision of which is unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (ii) a claim of a pending patent application included in the KuDOS Patents, which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2.

PRODUCT DEVELOPMENT

2.1 General. Except as provided in Section 2.6, below, upon the Effective Date Novacea will assume responsibility for Development, at Novacea’s sole expense.

2.2 Development Plan.

2.2.1 Initial Development. Development shall be governed by a Development Plan, which shall contain a detailed description of the proposed overall program of Development of each Product and the responsibilities of each Party with respect to such program of Development. Attached hereto as Schedule 2.2 is a Development Plan covering the anticipated activities of the Parties through the completion of the clinical trials described therein (the “Initial Development”). The Steering Committee may, from time-to-time, update or modify the Development Plan including, without limitation, the anticipated timelines and allocation of responsibilities to the Parties; provided, however, that any material modification to the Development Plan shall require the written agreement of a duly authorized officer of each Party; provided further, however, that any modification pursuant to which Novacea does not carry out a Phase 1 or Phase 2 clinical trial otherwise called for in the Development Plan shall be regarded as a material modification for these purposes. The Development Plan, and any update or modification thereto, shall incorporate an illustrative, non-binding budget with respect to the activities contemplated in the forthcoming 12 month period.

2.2.2 Subsequent Development. Following completion of Initial Development, further Development, which shall include, without limitation, the preparation and filing of Marketing Authorization Applications and pursuit of Marketing Authorizations in the Territory (“Subsequent Development”) shall be governed by a Development Plan which shall be developed by Novacea promptly following completion of Initial Development, in consultation with KuDOS and any Third Party licensee of KuDOS with respect to the Product outside of the Territory, and regularly updated thereafter but not less than annually with specific reference to the anticipated timelines and allocation of responsibilities to the Parties. The Parties agree that, to the extent practicable, Subsequent Development shall occur in a manner consistent with a reasonable and diligent worldwide development program with respect to Product, and Novacea shall in good faith consult with KuDOS and its other licensees outside of the Territory with respect to Novacea’s plans for Phase 3 clinical trials, the preparation and filing of Marketing Authorization Applications and pursuit of Marketing Authorizations in the Territory. Notwithstanding the foregoing, Novacea shall have no obligation to develop Product in the Territory in any manner which Novacea concludes, after good faith consultation with KuDOS and its other licensees, is not consistent with the realization of maximum commercial benefit and sound scientific and medical practice in the Territory.

2.3 Development Effort. Novacea shall carry out its responsibilities under the Development Plan (including, without limitation, the obligation to complete the two Phase 2 clinical trials described in Schedule 2.2 and those Phase I clinical trials identified by the Steering

Committee as necessary precursors) using reasonable efforts consistent with prudent business judgment (including, without limitation, taking into account cost), and in accordance with all applicable legal and regulatory requirements including, without limitation and to the extent applicable, then-current Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices.

2.4 Ownership of Marketing Authorizations. Subject to Section 2.6, below, Novacea shall be solely responsible for preparing and filing Marketing Authorization Applications and diligently seeking Marketing Authorizations. All Marketing Authorization Applications shall be filed in the name of Novacea and Novacea shall be the owner of all Marketing Authorizations.

2.5 Communication with Regulatory Authorities. Novacea shall have sole responsibility for dealing with Regulatory Authorities, including reporting all adverse drug experiences related to Products and handling all complaints and when undertaking such responsibility shall comply with the data safety exchange agreement the subject of Section 6.4. Novacea shall notify KuDOS promptly in advance of any significant meeting or teleconference with Regulatory Authorities, and shall provide KuDOS with reasonable details with respect thereto and afford KuDOS the right to send a representative or otherwise participate as an observer, at KuDOS’s own cost and expense. At each meeting of the Steering Committee, Novacea shall provide to the Steering Committee briefing papers describing the regulatory filing status of each Product and summarizing recent interactions with the Regulatory Authorities, on a country-by-country basis.

2.6 KuDOS Obligations. Notwithstanding Section 2.1, above, prior to the commencement by Novacea of a Phase 1 clinical trial of Product in the United States KuDOS shall, at its sole expense, undertake those activities and provide those clinical trial materials described in Schedule 2.6 attached hereto.

2.7 Notice to KuDOS. Novacea shall promptly notify KuDOS following Novacea’s receipt of any Marketing Authorisation or the fact that Novacea has ceased or otherwise abandoned Development or Commercialisation in each case with a copy to BTG.

ARTICLE 3.

MANAGEMENT OF THE COLLABORATION

3.1 Steering Committee. Within 30 days after the Effective Date, KuDOS and Novacea shall create a Steering Committee consisting of two qualified representatives of each Party. A Party may change or replace its representatives on the Steering Committee as it deems appropriate, by notice to the other Party; provided, however, that each Party’s designees shall be qualified by experience and training to address the issues anticipated in each meeting of the Steering Committee in which such member participates. Each Party will designate one of its members of the Steering Committee as co-chairperson. The co-chairperson appointed by each Party shall be empowered to bind such Party to decisions of the Steering Committee to the extent contemplated herein.

3.2 Meetings of the Steering Committee. The Steering Committee shall hold meetings at such times and places as shall be determined by the co-chairpersons. The meetings shall be held not less frequently than once every three months in the period from the Effective Date through the first Launch, and not less frequently than once every six months thereafter. Steering Committee meetings may be held in person or by telephone or video conference. The co-chairpersons shall alternate in keeping written minutes which shall reflect the decisions taken at the meetings. Such minutes shall be circulated to the Steering Committee for review and approval within two weeks after each meeting. In addition to the regular meetings of the Steering Committee, not less than once each calendar month, commencing in January of 2004, Novacea shall make appropriate representatives of Novacea available to KuDOS by telephone or videoconference, on reasonable notice and at reasonable times, to provide updates on Novacea’s activities pursuant to the Development Plan and to answer questions reasonably related thereto. No fewer than 10 days prior to each meeting of the Steering Committee each of the Parties shall submit briefing papers to the Steering Committee representatives detailing the progress of the Parties, in the case of Novacea its progress with the Development Plan (including, without limitation, the briefing papers due under Section 2.5, above), and in the case of KuDOS its progress or that of its Third Party licensee with development of the Product outside the Territory.

3.3 Function of the Steering Committee. The Steering Committee, directly or through one or more subcommittees, shall manage the long-range strategy and planning for Development and Commercialization, coordinate the activities of the Parties under this Agreement, supervise the activities of the Manufacturing Subcommittee as provided hereinbelow, and perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

3.4 Decision-Making. To the extent feasible, the Steering Committee shall make decisions and take actions by consensus after an open discussion of the matters as to which decisions are being made. If any issue or dispute regarding Development cannot be resolved unanimously within the Steering Committee, such issue or dispute may be referred by either Party to the respective Chief Executive Officers of the Parties. If the Chief Executive Officers of the Parties cannot resolve such issue or dispute within 30 days after the matter was referred to them, then: (i) with respect to an issue that could reasonably be expected to have a material adverse impact on Novacea’s Development and Commercialization, Novacea shall have the right to make a final good faith decision, and (ii) with respect to any other issue, then the procedure established in Article 13, below, shall apply.

3.5 Limit on Powers of the Steering Committee. The Steering Committee shall have only such powers as are expressly delegated to it in this Agreement. The Steering Committee is not a substitute for the rights or the obligations of the Parties and, inter alia, shall not have the authority to amend this Agreement. Except as expressly set forth herein, the Steering Committee shall not be involved with the day-to-day management of this Agreement.

3.6 The Manufacturing Subcommittee. At the initial-meeting of the Steering Committee each Party shall designate two individuals to serve as such Party’s members to the Manufacturing Subcommittee of the Steering Committee. A Party may change or replace its representatives on the Manufacturing Subcommittee as it deems appropriate, by notice to the other Party; provided, however, that each Party’s designees shall be qualified by experience and training to address the issues anticipated in each meeting in which such member participates. The Manufacturing Subcommittee shall meet in person or by videoconference or reasonable notice from either Party or as reasonably required in order to satisfy its charter hereunder. Decisions of the Manufacturing Subcommittee shall require the unanimous agreement of its members taken at a duly noticed meeting or teleconference of the Manufacturing Subcommittee; provided, however, that the Manufacturing Subcommittee shall not materially deviate from an approved API Development Plan or Final Product Development Plan (as defined in Section 3.7.1, below) without the prior approval of the Steering Committee. All decisions of the Manufacturing Subcommittee shall be reported to and ratified by the Steering Committee no less frequently than at each meeting of the Steering Committee.

3.7 Responsibilities of the Manufacturing Subcommittee. Attached hereto as Schedule 3.7 is a summary of the process currently used by KuDOS for the production of API. The primary responsibilities of the Manufacturing Subcommittee shall be: (i) the development of a commercial scale process for the timely and cost-effective production of API, (ii) the establishment of mutually agreed-upon API Specifications and the validation of mutually agreed-upon methods, (iii) the identification of and contracting with one or more contract manufacturing organizations (“CMO”) for the production of API for use and sale in the Territory, (iv) the development of a commercial scale process for the timely and cost-effective formulation, filling and primary packaging (i.e. establishment of the vial or other container in which Final Product is supplied) of Final Product, (v) the establishment of mutually agreed-upon Final Product Specifications and the validation of mutually agreed-upon methods, (vi) the identification of and contracting with one or more CMOs for production of Final Product for use and sale in the Territory, and (vii) the regular updating of the Steering Committee as to the activities and decisions of the Manufacturing Subcommittee. Without limiting the foregoing:

3.7.1 Within 90 days after the Effective Date, KuDOS shall submit to the Steering Committee a draft plan and budget (the “API Development Plan”) covering the timely development of the final form of API Specifications to be developed under the API Development Plan, the development of a timely and cost-effective commercial scale process for the manufacture of API for use in Phase 3 trials and for Commercialization and, at an appropriate time, the identification of a CMO to manufacture API for use by Novacea in the Territory and by KuDOS outside of the Territory. Following discussion by the Steering Committee of the draft plan and budget and Steering Committee approval, which approval shall not be unreasonably withheld, KuDOS shall have responsibility for implementing the API Development Plan. KuDOS shall provide regular updates to the Steering Committee via the Manufacturing Subcommittee on the progress of its activities under the API Development Plan and shall submit regular updates and revisions of the API Development Plan (including annual budgets) to the Steering Committee for review and approval. In any agreement with a CMO covering the implementation of the API Development Plan KuDOS shall ensure that as between it and the CMO all and any intellectual property generated is owned by KuDOS (such that the provisions of Section 7.5 and 7.6 can then apply to such intellectual property). KuDOS shall also ensure that: (i) it has access to any and all Information generated by the CMO and shall promptly upon receipt thereof provide copies to Novacea, and (ii) it has access to such technical assistance by the CMO as may be required by the Parties to understand and apply Information generated by the CMO. As used in this Section 3.7, the term “final form of API Specifications” shall mean API

Specifications agreed to as such by the Parties, but shall not foreclose subsequent modification of such specifications as otherwise provided or permitted herein.

3.7.2 Following agreement by the Parties as to the final API Specifications and validated methods, Novacea may, at its sole option, either: (i) enter into a supply contract directly with the CMO identified by KuDOS, (ii) contract for its requirements of API with an alternative CMO, (iii) contract with KuDOS for the supply of API on mutually acceptable terms and conditions, or (iv) establish its own capacity to manufacture API for Commercialization. In any event, the Parties will liaise fully when establishing their respective arrangements for the supply of API with a view to achieving one or more reliable sources of supply on commercially favorable terms and conditions.

3.7.3 Within 90 days after the Effective Date, Novacea shall submit to the Steering Committee a draft plan and budget (the “Final Product Development Plan”) covering the timely development of the final form of Final Product Specifications and validated methods to be developed under the Final Product Development Plan, the development of a timely and cost-effective commercial scale process for the manufacture of Final Product for use in Phase 3 clinical trials and Commercialization and, at an appropriate time, the identification of a CMO to manufacture Final Product for use by Novacea in the Territory and by KuDOS outside of the Territory. Following discussion by the Steering Committee of the draft plan and budget and Steering Committee approval, which approval shall not be unreasonably withheld, Novacea shall have responsibility for implementing the Final Product Development Plan. Novacea shall provide regular updates to the Steering Committee on the progress of its activities under the Final Product Development Plan and shall submit regular updates and revisions of the Final Product Development Plan (including annual budgets) to the Steering Committee via the Manufacturing Subcommittee for review and approval. In any agreement with a CMO covering the implementation of the Final Product Development Plan Novacea shall ensure that as between it and the CMO all and any intellectual property generated is owned by Novacea (such that the provisions of Section 7.5 and 7.6 can then apply to such intellectual property). Novacea shall also ensure that it has access to: (i) all and any Information generated by the CMO (and shall promptly upon receipt of same provide copies to KuDOS), and (ii) such technical assistance from the CMO as may be required to understand such Information. As used in this Section 3.7, the term “final form of Final Product Specifications” shall mean Final Product Specifications agreed to as such by the Parties, but shall not foreclose subsequent modification of such specifications as otherwise provided or permitted herein.

3.7.4 Following agreement by the Parties as to the Final Product Specifications, KuDOS may, at its sole option, either: (i) enter into a supply contract directly with the CMO identified by Novacea, (ii) contract for its requirements of Final Product with an alternative CMO, (iii) contract with Novacea for the supply of Final Product on mutually acceptable terms and conditions, or (iv) establish its own capacity to manufacture Final Product for Commercialization. In any event, the Parties will liaise fully when establishing their respective arrangements for the supply of Final Product with a view to achieving one or more reliable sources of supply on commercially favorable terms and conditions.

3.7.5 Each Party shall initially bear its own costs incurred in performing its obligations under the API Development Plan or Final Product Development Plan. At each meeting of the Steering Committee each Party shall disclose to the other, with reasonable detail and support, the Process Development Costs (as defined in Section 3.7.6, below) incurred or expended in the period since that last meeting of the Steering Committee. Within 90 days after the Effective Date the Parties shall establish a mechanism whereby a quarterly equalization between the Parties occurs with respect to those such Process Development Costs not in dispute, such that the Party who has incurred the lesser amount of such Process Development Costs promptly pays to the other Party an amount such that the Parties shall, following such equalization, have incurred or expended an equal amount in Process Development Costs each quarter.

3.7.6 As used in this Agreement, “Process Development Cost” shall mean, in every case: (i) outside direct costs (e.g. CMO costs), (ii) internal costs including Allocable Overhead, and (iii) the costs to a Party, however denominated, of securing from a Third Party other than BTG intellectual property rights necessary or useful for the implementation of the API Specifications and methods or Final Product Specifications and methods, in each case only to the extent incurred by a Party pursuant to an approved API Development Plan (and budget) or Final Product Development Plan (and budget), as required to develop and/or obtain the authorization and/or ability to manufacture, formulate or fill a Product in commercial quantities according to either the API Specifications or the Final Product Specifications. “Process Development Costs” shall include, without limitation, the costs of process development, scale-up and recovery (including plant costs) and the preparation of related documentation, and shall further include the costs directly associated with the initial qualification lots produced and used for the benefit of both Parties. “Process Development Costs” shall, however, exclude qualification lots produced and used solely for the benefit of one Party, and shall further exclude the cost of material produced and supplied for commercial use. In addition to the foregoing, ‘Process Development Costs” shall further exclude costs incurred by either Party either prior to the Effective Date or subsequent to the date on which the final form of API Specifications (with respect to API) or the final form of Final Product Specifications (with respect to Final Product) have been established by the Parties, or at any time to the extent such costs are not reflected in an approved API Development Plan (and budget) or Final Product Development Plan (and budget).

3.7.7 As used in this Agreement “Allocable Overhead” shall mean costs incurred by a Party or for its account which are attributable to its supervisory, services, occupancy costs, corporate bonus (to the extent not charged directly to a department), payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied, headcount, full-time equivalents or another activity-based method. “Allocable Overhead” shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal and government affairs, and shall not include any costs or expenses which are reimbursed by the other Party or any third party.

ARTICLE 4.

COMMERCIALIZATION

4.1 General. Novacea shall be solely responsible for Commercialization throughout the Territory at its sole expense.

4.2 Commercialization Effort. Novacea shall Commercialize Product (including, without limitation, satisfying its obligations under each Marketing Plan) using reasonable efforts consistent with prudent business judgment (including, without limitation, taking into account cost) and in accordance with all applicable legal and regulatory requirements.

4.3 Marketing Plan. Without limiting Section 4.2, no fewer than 12 months before the anticipated date of Launch of a Product, Novacea shall develop and disclose to KuDOS a Marketing Plan for such Product. Thereafter, on or before December 31 of each calendar year Novacea, shall, in consultation with KuDOS and its other licensees for the Product outside the Territory, update the Marketing Plan for such Product. The Parties agree that, to the extent practicable, Commercialization shall occur in a manner consistent with a worldwide commercialization program with respect to Product, and Novacea shall in good faith (to the extent lawful) consult with KuDOS and its other licensees outside of the Territory with respect to Novacea’s plans for marketing in the Territory. Notwithstanding the foregoing, Novacea shall have no obligation to Commercialize in any manner which Novacea reasonably concludes, after good faith consultation with KuDOS and its other licensees, is not consistent with the realization of maximum commercial benefit and sound scientific and medical practice in the Territory.

4.4 Marking. Novacea shall legibly mark Products or, if not practicable, then any associated packaging or literature, with the numbers of relevant KuDOS Patents or with a statement that the Products are patent protected.

ARTICLE 5.

CONFIDENTIALITY

5.1 Confidentiality; Exceptions. The receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other Party pursuant to this Agreement, or any provision of this Agreement that is the subject of an effective order of the Securities Exchange Commission granting confidential treatment pursuant to the Securities Act of 1934, as amended (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

(i) was already known to the receiving Party at the time of disclosure by the other Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure by the disclosing Party and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(v) was developed by the receiving Party’s employees without the use of or access to confidential information of the disclosing Party, as demonstrated by contemporaneous written records of the receiving Party.

5.2 Authorized Disclosure. A Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party is required by law to make any such disclosure it will, to the extent practicable, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, use reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose Confidential Information, under a binder of confidentiality containing provisions as protective as those of this Article 5, to a Third Party for the purpose of carrying out activities authorized under this Agreement, including disclosures to authorized or potential sub-licensees, merger partners and investors. Finally, KuDOS shall have the right to disclose to BTG this Agreement and the Confidential Information of Novacea to the extent necessary to comply with KuDOS express obligations to BTG under the BTG Agreement.

5.3 Survival. This Article 5 shall survive the expiration or termination of this Agreement for a period of five years.

ARTICLE 6.

INFORMATION AND REPORTS

6.1 Technology Transfer. To enable Novacea to perform its obligations and exercise its rights hereunder, KuDOS will disclose and make available to Novacea all KuDOS Know-How and BTG Know-How, at KuDOS’s expense promptly following the Effective Date. Each Party shall disclose and transfer to the other Party Know-How acquired or developed after the Effective Date on not less than a quarterly basis, at the expense of the Party making such disclosure and transfer.

6.2 Publicity Review.

6.2.1 Neither Party shall originate any publicity, news release, or other announcement relating to this Agreement or to performance hereunder (collectively, “Disclosure”), without the prior prompt review and written approval of the other, which approval shall not be unreasonably withheld. Once specific information has been approved for disclosure, that information may be reiterated in any subsequent Disclosure without further approval; provided, however, that the Parties shall, to the extent lawful, maintain the confidentiality of financial information contained in this Agreement and resulting from the activities contemplated hereunder. Novacea agrees at the request of KuDOS to acknowledge BTG as the source of some of the intellectual property relating to the Products in any press release or publication issued by or on behalf of Novacea.

6.2.2 Notwithstanding Section 6.2.1, a Party may make any Disclosure it believes in good faith based upon the advice of its counsel or its auditors is required by applicable law, and without the prior approval of the other Party may make such disclosures as are required by the rules or regulations of the U.S. Securities and Exchange Commission. With respect to disclosures other than those required under such rules or regulations, prior to making such Disclosure, the disclosing Party shall provide the other Party with a written copy or rendition of the materials proposed to be disclosed and provide the receiving Party with an opportunity to promptly review the proposed Disclosure.

6.3 Use of Names. Except as required by law or in furtherance of the exercise of its rights hereunder, neither Party shall use the name of the other in any public announcement, press release or other public document related to this Agreement or the understanding reflected herein without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed. No such approval shall be required to republish a disclosure previously made or otherwise in the public domain.

6.4 Adverse Drug Events. Following the Effective Date the Parties shall, in good faith, enter into a data safety exchange agreement which, inter alia, shall require that each Party promptly report to the other any adverse event observed during any use of a Product and comply with all applicable laws and regulations relating to the safety of the Product, and shall provide that Novacea shall be responsible for reporting adverse drug events in the Territory and that KuDOS shall be responsible for reporting adverse drug events outside of the Territory. Such data safety exchange agreement shall reflect the minimum relevant standards in both US and EU.

6.5 Recall.

6.5.1 Any necessary recall of Product or any hatch of Product from the market in the Territory shall be effected by Novacea at Novacea’s reasonable discretion following, to the extent practicable, consultation with KuDOS.

6.5.2 If any Product is recalled from the market in the Territory solely as a result of the negligence or intentional misconduct of KuDOS or its agents, then KuDOS shall bear all the costs and expenses of such recall including, without limitation, expenses or obligations to Third Parties, the cost of notifying end uses and costs associated with shipment of any recalled Products from end users and destruction of such Products (collectively, “Recall Expenses”). If any Product is recalled from the market in the Territory other than through the negligence or intentional misconduct of KuDOS or its agents, then Novacea shall bear all the Recall Expenses. If a recall of Product from market in the Territory occurs as a result of the negligence or intentional misconduct of both Parties, then the Parties shall be responsible for the Recall Expenses on the basis of their respective responsibility for the adverse events resulting in such recall.

6.5.3 In the event of a recall of Products, the Parties shall cooperate in a mariner which is appropriate and reasonable under the circumstances.

6.6 Suspension of Activities. Notwithstanding Articles 2 and 4, above, Novacea shall have the right, on prior notice to KuDOS, to suspend Development and/or Commercialization if toxicity, adverse safety or efficacy findings or side effects (“Adverse Findings”) shall occur that are so significant or severe as, in Novacea’s reasonable judgment, to justify such suspension or discontinuation. In such event the Parties shall in good faith attempt to find a mutually agreeable solution. Absent other agreement by the Parties:

(i) if the Adverse Findings occur prior to Launch in the United States, Novacea must resume Development within 180 days after the date of suspension absent an extension to this period, which extension (up to a total extension of not more than 90 days) shall be agreed to by KuDOS upon a reasonable request for such extension from Novacea specifying in detail the reasons for the request. If Novacea fails to resume Development within the foregoing time period KuDOS may, on notice to Novacea, terminate this Agreement; and

(ii) if the Adverse Findings occur subsequent to Launch in the United States, Novacea must resume Commercialization within 180 days after the date of suspension or KuDOS may, on notice to Novacea, terminate this Agreement.

Novacea’s obligations under any Development Plan or Marketing Plan shall be suspended by an amount of time equal to the duration of any suspension pursuant to this Section 6.6. Notwithstanding the foregoing, if, while any suspension pursuant to this Section 6.6 is pending, Novacea decides to abandon further Development or Commercialization by virtue of the Adverse Findings or the delays related thereto, Novacea shall promptly notify KuDOS and the Parties shall, in good faith, agree to the termination of this Agreement.

6.7 Damages on Recall. Except as may be expressly provided herein and without prejudice to either Party’s responsibility for Third Party damages as provided for in Article 12, below, no claim for compensation, losses or damages (including, without limitation, punitive, exemplary, incidental or consequential damages) may be made by either Party against the other as a result of any Product recall or any suspension by Novacea pursuant to Section 6.5.

6.8 Financial Reporting Covenants. The Parties agree that regular financial reporting by Novacea will be useful to KuDOS as a means of satisfying itself as to Novacea’s ability to finance its obligations hereunder and to enable KuDOS, if appropriate, to exercise its right to terminate under Section 11.4, below. To this end, Novacea covenants as follows:

6.8.1 Until such time as Novacea becomes listed or otherwise initiates regular trading on NASDAQ or a comparable equity exchange: (i) on or before the last day of each calendar month, commencing on January 15, 2004, Novacea shall notify KuDOS of its total cash and investments accurate as of the last business day of the preceding calendar month; (ii) on or before the 45th day of each calendar quarter, Novacea shall deliver to KuDOS an unaudited quarterly financial statement for the preceding calendar quarter, and (iii) on or before June 30 of each calendar year, commencing with June 30, 2004, Novacea shall deliver to KuDOS a true and correct financial statement for the preceding calendar or fiscal year. Such financial statement shall be audited if Novacea has otherwise secured an audited financial statement for such year. If an audited financial statement has not otherwise been prepared by Novacea for such year, an unaudited statement, certified as accurate by the Chief Financial Officer or Chief Executive Officer of Novacea, shall be provided to KuDOS. In the event that information previously provided to KuDOS pursuant to this Section 6.8.1 is subsequently restated or revised, the restated or revised information shall promptly be provided to KuDOS.

6.8.2 Following such time as Novacea becomes listed or otherwise initiates regular trading on NASDAQ or a comparable equity exchange, Novacea shall only have the obligation to deliver to KuDOS such financial information as is generally made available to the public.

ARTICLE 7.

PATENT RIGHTS

7.1 KuDOS Patents.

7.1.1 With respect to the BTG Patents, KuDOS shall, at Novacea’s cost and expense, do all such acts and things requested by Novacea with respect to the rights of consultation, prosecution, maintenance, assertion and defense in the Territory granted to KuDOS in the BTG Agreement. Any cost or expense reasonably incurred by KuDOS under this Section 7.1.1 in any Accounting Period shall be reimbursed by Novacea to KuDOS within 30 days of the date of KuDOS’ invoice therefor, to be presented to Novacea by KuDOS within 30 days of the end of such Accounting Period. At KuDOS’s request, Novacea shall promptly provide to BTG any assistance which BTG shall reasonably require in respect of the prosecution and the maintenance of the BTG Patents in the Territory. Novacea shall provide to KuDOS copies of authorizations and such other documentation as KuDOS may reasonably request and, at KuDOS’s request, shall co-operate fully with BTG in pursuing and securing any extension of or restoration of the term of any BTG Patents or other protection under regulations, directives and laws governing the development of and protection of rights relating to the BTG Patents or Products. Novacea acknowledges that time is of the essence in order to submit applications or evidence required to obtain such extension or restoration of term of BTG Patents and that securing such extension or restoration in respect of Product is likely to be of significant commercial value.

7.1.2 Novacea shall prosecute, maintain and defend in the Territory of those of the KuDOS Patents that are not BTG Patents (the “KuDOS Soiree Patents”), at Novacea’s sole expense, in consultation with KuDOS. During the term of this Agreement, Novacea shall diligently maintain the KuDOS Source Patents and shall use reasonable efforts to convert any currently pending or future filed patent applications into granted patents without undue delay.

7.1.3 Without limiting Section 7.1.1 or 7.1.2, Novacea shall consult regularly with KuDOS and its designated patent counsel to keep them advised of the status of Novacea’s activities with respect to the prosecution, maintenance and defense of the KuDOS Source Patents and afford KuDOS, to the extent practical, with a meaningful opportunity to comment on anticipated actions related to scope, validity and enforcement.

7.2 Abandonment. Novacea shall be free, on at least 30 days’ prior notice to KuDOS, to abandon its license with respect to any of the KuDOS Source Patents in any county in the Territory. Upon receipt of any such notice from Novacea, KuDOS may, at its sole option, assume and continue prosecution or maintenance of the abandoned KuDOS Source Patent in question, and shall thereafter bear all related Patent Expenses. Following any such abandonment by Novacea, the abandoned KuDOS Source Patent shall not longer be deemed a KuDOS Patent for purposes of this Agreement.

7.3 Infringement. If either Party learns of an infringement or threatened infringement of a KuDOS Patent in the Field and in the Territory it shall promptly notify the other Party and, shall provide the latter Party with all information reasonably available to the notifying Party evidencing such infringement or threatened infringement. Thereafter, the Parties shall in good faith consult and cooperate in abating such infringement or threatened infringement.

Novacea shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action for abatement of the infringement or threatened infringement of the KuDOS Patents in the Field and in the Territory, at Novacea’s sole expense. If Novacea requests KuDOS or BTG to join Novacea as a party in such suit or action, KuDOS shall execute all papers (and secure the execution by BTG) and perform such other acts (and secure the performance by BTG) as may be reasonably requested by Novacea, at Novacea’s expense. In the case of an infringement of a BTG Patent, Novacea shall consult with, and give good faith reasonable consideration to BTG’s requirements in relation to the prosecution of the infringement action. In circumstances where they have a right of action KuDOS and BTG shall have the right to participate in any such suit or action using independent counsel, at their sole expense, but they shall not settle any such suit or action or otherwise compromise Novacea’s position without the prior consent of Novacea. Any amount recovered by Novacea as a result of such suit or action shall be for the sole benefit of Novacea. The portion of such recovery in excess of the amount required to reimburse Novacea for its reasonable and documented internal and external costs (copies of such documents to be provided as evidence to KuDOS) incurred in securing such results (the “Net Recovery”), to the extent that such costs are not otherwise reimbursed in whole or part by an award of costs, shall be considered “Net Selling Price” with respect to the calendar quarter in which payment to Novacea was received.

If Novacea fails to initiate suit or action within 90 days after first notice of infringement or threatened infringement of a BTG Patent, or if having initiated such suit or action it thereafter diligently fails to prosecute such suit or action, KuDOS or BTG shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action for abatement of the infringement or threatened infringement, at KuDOS’s or BTG’s sole expense. In such circumstances any profits or damages received by KuDOS or BTG shall be for the account of KuDOS or BTG. Further in such circumstances if KuDOS or BTG requests Novacea to join KuDOS or BTG as a party in such suit or action, Novacea shall execute all papers and perform such other acts as may be reasonably requested by KuDOS or BTG, at KuDOS’s or BTG’s expense. To the extent lawful, Novacea shall assist KuDOS or BTG in joining Novacea as co-plaintiff if so advised, provided that KuDOS or BTG shall indemnify Novacea its liabilities, costs and expenses of doing the same. Novacea shall have the right to participate in any such suit or action using independent counsel, at its sole expense but it shall not settle any such suit or action or otherwise compromise KuDOS’s or BTG’s position without the prior consent of KuDOS or BTG. Any amount recovered by KuDOS or BTG as a result of such suit or action shall be for the sole benefit of KuDOS or BTG, but shall be considered “Net Selling Price” for purposes of calculating annual Net Selling Price.

If Novacea fails to initiate suit or action within 90 days after first notice of infringement or threatened infringement of a KuDOS Source Patent, or if having initiated such suit or action it thereafter diligently fails to prosecute such suit or action, KuDOS shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action for abatement of the infringement or threatened infringement, at KuDOS’s sole expense. If KuDOS requests Novacea to join KuDOS as a party in such suit or action, Novacea shall execute all papers and perform such other acts as may be reasonably requested by KuDOS, at KuDOS’s expense. To the extent lawful, Novacea shall assist KuDOS in joining Novacea as co-plaintiff if so advised, provided that KuDOS shall indemnify Novacea its liabilities, costs and expenses of doing the same. Novacea shall have the right to participate in any such suit or action using independent counsel, at its sole expense but it shall not settle any such suit or action or otherwise compromise KuDOS’s position without the prior consent of KuDOS. Any amount recovered by KuDOS as a result of such suit or action shall be for the sole benefit of KuDOS, but shall be considered “Net Selling Price” for purposes of calculating annual Net Selling Price.

7.4 Third Party Claims. If a Third Party asserts that a patent or other right owned by it is infringed by the development, manufacture, import, use, sale or offer for sale of a Product by Novacea, the Party first obtaining knowledge of such claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. In such event, the Parties shall determine how best to control the defense of any such claim. In the event the Parties cannot agree on the defense of such claim, such defense shall be controlled by Novacea. In each such case, KuDOS, or BTG if the third party patent arguably covers the composition of matter or process of manufacture of API, shall have the right, at its own expense, to participate in such defense and to be represented in any such action by counsel of its choice at its sole discretion. With respect to any such claim, the Party entitled to control defense shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the written consent of the other Party, which consent shall not be unreasonably withheld.

7.5 Joint Patents. All patentable inventions in the Field arising as a result of the conduct by either Party of its obligations pursuant to the Development Plan or otherwise resulting from the collaboration contemplated by the Parties hereunder (including, without limitation, the development and scale-up of processes for the manufacture of API or Final Product but, for the avoidance of doubt, excluding all activities for the development of Product carried out by KuDOS or any Third Party licensee of KuDOS outside the Territory), and all patent applications and patents claiming or covering any such invention (“Joint Patents”) shall be jointly owned by the Parties, regardless of inventorship. Each Party shall promptly disclose to the other Party all potentially patentable inventions arising as a result of the conduct by such Party of its obligations pursuant to the Development Plan, following which disclosure the Parties shall in good faith discuss whether and to what extent patent protection should be sought. Absent agreement by the Parties to the contrary, Novacea shall be responsible (i.e., shall be the “Responsible Party”) for the prosecution and maintenance of all Joint Patents in the Territory and KuDOS shall be responsible for the prosecution of all Joint Patents outside of the Territory, in each case with the Responsible Party using patent counsel chosen with the approval of the other Party, such approval not to be unreasonably withheld. To the extent practical, the Responsible Party shall afford the other with a meaningful opportunity to comment on anticipated actions related to scope, validity and enforcement of Joint Patents. Upon request from the Responsible Party, the other Party shall cooperate fully in all such matters, including the prompt execution of any necessary or appropriate legal documents reasonably requested by the Responsible Party. The Responsible Party shall bear all costs associated with the prosecution and maintenance of

Joint Patents in its territory; provided, however, that the responsible Party may abandon its rights and obligations with respect to any Joint Patents (either overall or on a country-by-country basis) upon first giving notice to the other Party and offering the latter no fewer than 60 days in which to accept an assignment of the patent rights to be abandoned and assume the prosecution and maintenance thereof, at its sole expense. Following such abandonment, the previously Responsible Party shall have no further rights with respect to the Joint Patents that were abandoned.

7.6 Other Joint IP. With the exception of trade marks, all non-patentable intellectual property in the Field arising as a result of the conduct by either Party of its obligations pursuant to the Development Plan or otherwise resulting from the collaboration contemplated by the Parties hereunder, including, without limitation, intellectual property related to the development and scale-up of processes for the manufacture of API or Final Product, but, for the avoidance of doubt, excluding all activities for the development of Product carried out by KuDOS or any Third Party licensee of KuDOS outside the Territory (“Joint IP”) shall be jointly owned by the Parties; provided, however, that Novacea shall be the sole owner of all Marketing Authorization Applications and Marketing Authorizations and KuDOS shall be the sole owner of corresponding regulatory filings and marketing rights outside of the Territory.

7.7 Neither Party shall have the right to use or exploit the Joint Patents or Joint IP in any way including by the making, having made, development, importation, formulation, packaging, sale or offering for sale of Products in the Field save as expressly permitted or granted in this Agreement.

ARTICLE 8.

LICENSES

8.1 License Grant by KuDOS.

8.1.1 KuDOS hereby grants to Novacea and Novacea hereby accepts from KuDOS an exclusive (even as to KuDOS) royalty-bearing license under the KuDOS Patents and KuDOS Know-How and under KuDOS’s interest in Joint Patents and Joint IP and a sole license under the BTG Know How, to develop, use, manufacture, have manufactured, import, formulate, package, sell and offer for sale Products in the Field in the Territory. Notwithstanding the foregoing, Novacea shall have no right or license to manufacture Products in the Territory with the intent that such Products shall be used or sold outside of the Territory or in the Territory but outside of the Field and KuDOS shall have no right or license to manufacture Products outside the Territory with the intent that such Products shall be used or sold in the Territory within the Field.

8.1.2 KuDOS hereby grants to Novacea and Novacea hereby accepts from KuDOS an exclusive (even as to KuDOS) royalty-free right (but not the obligation) to use in the Territory any trademarks hereafter owned or controlled by KuDOS and used or proposed to be used by KuDOS in connection with the marketing of the Product in the Field outside of the Territory (the “Trademarks”). KuDOS shall be responsible for the registration and maintenance of the Trademarks in the Territory, at its sole expense. KuDOS shall own and control the Trademarks. Novacea shall not materially modify or alter the Trademarks. Each Party shall promptly notify the other Party of any actual or threatened infringement of the Trademarks in the Territory, and in good faith determine how to proceed in response to such actual or threatened infringement.

8.2 License Grant by Novacea. Novacea hereby grants to KuDOS and KuDOS hereby accepts from Novacea an exclusive (even as to Novacea) royalty-free license under Novacea’s interest in Joint Patents and Joint IP, to develop, use, import, formulate, package, sell and offer for sale Products in the Field outside the Territory.

8.3 Manufacturing Rights. The Parties agree that during the term of this Agreement they will generate Joint Patents and Joint IP covering or claiming processes for the manufacture of API and Final Product as envisioned in Sections 3.7.1 and 3.7.2. To the extent necessary or useful to assure each Party a source of supply of Product for clinical and commercial use, the Parties shall grant to one or more mutually agreed upon contract manufacturing organizations (“CMOs”) such rights and licenses as may be necessary or useful for the production of Product on behalf of the Parties.

8.4 Sub-licensing. KuDOS shall have the right to sub-license its rights under Section 8.2 and Novacea shall have the right to sublicense its rights under Section 8.1, in each case on prior notice to the other Party; provided, however, that Novacea may sub-license BTG Patents or BTG Know How only if such sub-license includes the terms and conditions set forth in Schedule 8.4 attached hereto.

8.5 Unauthorized Use. Other than as expressly provided under this Agreement, neither Party shall have any rights with respect to intellectual property rights owned by the other Party.

8.6 Rights of Novacea outside the Territory. Upon notice from Novacea to KuDOS at any time prior to a date 90 days after the commencement by Novacea and KuDOS of their Phase 3 clinical trials of Product, the Parties shall in good faith conduct negotiations with respect to the grant to Novacea of the exclusive right to manufacture, use, sell and offer for sale Product in the Field in all countries except those in the Territory. During such period, KuDOS shall refrain from soliciting offers from, or directly or indirectly negotiating with, any Third Party for any grant of rights inconsistent with the rights sought by Novacea.

If, prior to the expiration of Novacea’s right of first negotiation pursuant to this Section 8.6, KuDOS resolve to outlicense or otherwise collaborate with a Third Party in the development or commercialization of Product outside the Territory, it shall notify Novacea. Upon notice from Novacea within 30 days following receipt of notice to KuDOS pursuant to the preceding sentence, Novacea may initiate an exclusive 90 day good faith negotiating period with respect to the Product rights which are the subject of the KuDOS resolution.

In the event that KuDOS are unable to reach agreement during the negotiations pursuant to the preceding paragraphs, KuDOS shall be free to contract with a Third Party with respect to the Product rights outside the Territory previously discussed with Novacea; provided, however, that for a 90 day period following the termination of such negotiations or the end of the previous

90 day period, KuDOS shall not offer to a third party the right to acquire Product rights in question on materially better terms than those it has offered to Novacea.

ARTICLE 9.

PAYMENTS

9.1 Research Reimbursement Payment. Within 10 days after the Effective Date, Novacea shall pay to KuDOS US$[*] million as consideration for future research and development expenses to be incurred by KuDOS with respect to Product.

9.2 Additional Payments. Novacea shall notify KuDOS immediately upon the achievement of each of the events set forth below, whereupon KuDOS shall immediately invoice Novacea for the amount due. Within 30 days after the receipt of each such invoice, Novacea shall make a non-refundable payment to KuDOS in the amount set forth below; provided, however, that no payment shall be due pursuant to this Section 9.2 it prior to the date on which the payment would otherwise be due, Novacea has given to KuDOS notice of termination of this Agreement pursuant to Section 11.3, below. Each payment shall be due only once, notwithstanding the number of Products actually developed or commercialized by Novacea hereunder.

Event	Payment
As additional consideration for future research and development expenses to be incurred by KuDOS with respect to Product, upon the later to occur of (i) [*], (ii) [*], and (iii) [*]	US$[*] million

Enrollment by Novacea of the [*] of a Product in the United States	US$[*] million

Receipt of [*] for the [*] in the United States	US$[*] million

9.3 Royalty Payments. In addition to the foregoing payments, during the Royalty Term Novacea shall pay to KuDOS royalties on NetSelling Price in each calendar year at the following rates:

(a) As to the first US$[*] million in aggregate Net Selling Price in a calendar year, [*] percent.

(b) On aggregate Net Selling Price in such calendar year in excess of US$[*] million, [*] percent.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4 Royalty Stacking.

9.4.1 In the event that Novacea or an Affiliate or Sub-licensee of Novacea is required (as provided in Section 9.4.2, below) to pay royalties under patent licenses to Third Parties in respect of any country in the Territory in order to manufacture, use or sell Product in that country as contemplated in this Agreement, which royalties are in the aggregate in excess of one percent of the Net Selling Price in that country, then Novacea will be entitled to deduct from the future royalties payable to KuDOS in respect only of that country one-third of the amount due to such Third Parties (but only insofar as such amount exceeds one percent of the Net Selling Price in such country); provided, however, that the amount of such deduction in any accounting period shall not exceed [*] percent of the Net Selling Price for the country in question on the first US$[*] million in Net Selling Price in any calendar year nor [*] percent of the Net Selling Price for the county in question in excess of US$[*] million in such calendar year. Notwithstanding the foregoing, Novacea shall have no right pursuant to this Section 9.4.1 to deduct any costs of securing intellectual property rights for know-how alone (i.e. other than in the context of a license including substantial rights to patents and/or patent applications) or in respect of any other Active Ingredients in a Combination Product or pursuant to Section 3.7.6(iii), above.

9.4.2 For purposes of this Section 9.4, whether Novacea or its Affiliate or sub-licensee is “required” to license shall be determined as follows: Each Party shall bring to the attention of the other Party any Third Party patent which it believes includes a Valid Claim (defined mutatis mutandis with respect to such patent) which may restrict Novacea’s ability to manufacture, use or sell Product in the Field and in the Territory. If Novacea determines that a license is required for it or for any Affiliate or sub-licensee to undertake any such manufacture, use of sale and KuDOS objects in writing within 45 days after such determination by Novacea (including a summary of the basis for such determination by Novacea) was communicated to KuDOS, then the Parties shall in good faith discuss the basis of Novacea’s determination for 45 days. During such 45-day period KuDOS may present to Novacea such facts, findings, conclusions, opinions and other information as KuDOS deems relevant. After due good faith consideration of the materials and opinions offered by KuDOS, Novacea shall be entitled to make a final determination as to whether or not the license proposed is required, provided that Novacea has first obtained from independent outside counsel a written opinion (a copy of which shall be provided to KuDOS) to the effect that (i) Novacea or its Affiliate or sub-licensee is more likely than not to infringe the Third Party patent in question, and (ii) it is more likely than not that the Third Party patent in question would be found to be valid and enforceable and further provided that Novacea or its Affiliate or sub-licensee has reasonably determined, as confirmed by a resolution of the board of directors of the relevant entity (a copy of which shall be provided to KuDOS), that taking a license under such Third Party patent is commercially reasonable. Should Novacea elect to proceed and eventually obtain such a license, payments made pursuant to such license shall be subject to credit against royalties thereafter due to KuDOS hereunder as provided in Section 9.4.1, above. For the avoidance of doubt, insofar as the license taken by Novacea includes rights under both patent rights and know-how, Novacea’s right to deduct as provided in Section 9.4.1 shall apply only for so long as the licensed patent rights remain in effect.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.5 Royalties Payable Only Once; Sales to Affiliates and Sub-Licensees. The obligation to pay royalties is imposed only once with respect to the same unit of each Product. Sales of Products between Novacea and its Affiliates or sub-licensees, or among such Affiliates and sub-licensees, shall not be subject to royalties under Section 9.3 but in such cases the royalties shall be calculated on the Net Selling Price by such Affiliates or sub-licensees to Third Parties.

9.6 Reports. Novacea shall deliver to KuDOS, within 90 days after the end of each Accounting Period, reasonably detailed written accountings of Net Selling Price that are subject to royalty payments due to KuDOS for such Accounting Period. Such reports shall indicate gross sales on a country-by-country and Product-by-Product basis. When Novacea delivers such reports to KuDOS, Novacea shall also deliver all royalty payments due to KuDOS hereunder for such Accounting Period.

9.7 Accounting and Audit.

9.7.1 Novacea shall keep, and shall require its Affiliates and sub-licensees to keep, complete and accurate records of the latest three years of sales of Products on which royalties are due hereunder. For the purpose of verifying royalties due to KuDOS hereunder, KuDOS and BTG (as a third party beneficiary of this clause) shall have the right annually, at KuDOS’s or BTG’s expense, as the case may be, to retain an independent certified public accountant selected by KuDOS or BTG as the case may be and reasonably acceptable to Novacea, to review such records in the location(s) where such records are maintained by Novacea, its Affiliates or its sub-licensees upon reasonable notice and during regular business hours and under obligations of confidence and at BTG’s expense to question personnel of Novacea its Affiliates or sub-licensees for this purpose (such personnel to be made available locally for this purpose) for the purpose of certifying to KuDOS and BTG the monies due as royalties to KuDOS during any calendar year based on the Net Selling Price of Products were each correctly calculated true and accurate or if this is not their opinion to certify the figures for such period which in their judgment are time and correct. Results of such review shall be made available to KuDOS or BTG as the case may be and to Novacea. If the review reflects an underpayment of royalties to KuDOS such underpayment shall be promptly remitted to KuDOS, together with interest at LIBOR plus two percent. If the underpayment of royalties, or any over reporting of expenditures by Novacea is equal to or greater than five percent, then Novacea pay all of the costs of such review. If the review reflects an overpayment to KuDOS, KuDOS shall promptly refund the amount of the overpayment to Novacea, together with interest calculated at LIBOR plus two percent.

9.7.2 Each Party shall keep complete and accurate records of its Process Development Costs for not less than three years after the date on which such costs were incurred. Each Party shall have the right not more than once each year to retain an independent certified public accountant selected by such Party and reasonably acceptable to the other Party, to audit such records in the location(s) where such records are maintained, upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both Parties. If the audit reflects that a claim made for reimbursement pursuant to Section 3.7 was excessive, one half of the amount of such excess shall be promptly remitted to the Party requesting the audit, together with interest at LIBOR plus two percent If the audit reflects that a claim made for reimbursement pursuant to Section 3.7 was too low, one half of the amount of such excess shall be promptly remitted to the Party which was underpaid, together with interest at LIBOR plus two percent. The costs of such audit shall be borne by the Party requesting such audit unless the results demonstrate that a claim by the audited Party for reimbursement was more than five percent in excess of the amount justified, in which the full costs of the audit shall be borne by the audited Party.

9.8 Currency and Method of Payment. All payments due or payable hereunder shall be made in U.S. Dollars from sources in the United States of America, delivered by wire transfer to such account as KuDOS may identify from time to time on notice to Novacea. Royalty payments due hereunder with respect to sales not denominated in U.S. Dollars shall be converted using the applicable conversion rates for buying U.S. Dollars quoted by Bank of America NT&SA for the last business day of the calendar quarter for which such royalties are payable. Novacea shall pay interest to KuDOS on the amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate of LIBOR plus two percent for the applicable period, calculated on the number of days such payment is delinquent.

9.9 Tax Withholding. The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to KuDOS hereunder. Notwithstanding such efforts, if Novacea concludes that tax withholdings under the laws of USA are required with respect to payments due to KuDOS, Novacea shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, Novacea will promptly provide KuDOS with original receipts or other evidence reasonably desirable and sufficient to allow KuDOS to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

9.10 Payments to BTG. KuDOS shall have sole responsibility for all payments due to BTG as a result of this Agreement or of the manufacture, use or sale of Product by Novacea or its Affiliates or sub-licensees as contemplated by this Agreement.

9.11 Sub-license Revenues. Novacea shall pay to KuDOS [*] percent of all Sub-license Revenues received by Novacea within 10 days after the date of receipt by Novacea.

ARTICLE 10.

REPRESENTATIONS AND WARRANTIES

10.1 Joint Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound (excepting, with respect to the BTG Agreement, insofar as a waiver of any such conflict has been obtained from BTG), nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2 Representations and Warranties by KuDOS. KuDOS represents and warrants to Novacea that, as of the Effective Date, to the best knowledge and belief of the executive officers and directors of KuDOS:

(a) The information disclosed to Novacea during the course of its “due diligence” review of materials related to the Product was true and correct and, through the Effective Date, no material information has been omitted from the “due diligence” disclosures made to Novacea by KuDOS.

(b) No litigation exists or is threatened which would, if successful, adversely affect the rights granted to Novacea hereunder or the ability of KuDOS to perform its obligations hereunder.

(c) All material safety issues related to the Product and to its manufacture have been disclosed to Novacea.

(d) All renewal fees related to the KuDOS Patents have been paid in full.

(e) KuDOS has the right to grant to Novacea the license under the KuDOS Patents and KuDOS Know How provided herein, free and clear of any liens or encumbrances.

(f) As of the Effective Date KuDOS has not been served with notice of any interference proceedings with respect to the KuDOS Patents and to the actual knowledge of KuDOS, no such proceedings have been instituted. To the best knowledge and belief of KuDOS, as of the Effective Date there is no existing Third Party infringement of the KuDOS Patents or KuDOS Know How.

(g) BTG has reviewed and approved the terms and conditions of this Agreement including, without limitation, Sections 7.1, 7.3, 7.4, 8.1, 8.4, 9.6, 9.7.1, 9.10, 12.1, 14.1 and Schedule 8.4 of this Agreement.

10.3 Performance by Affiliates and Third Parties. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates or, to the extent permitted, by Third Parties. Nonetheless, each Party shall remain responsible and shall be the guarantor of the performance by its Affiliates, agents and sub-licensees and shall cause its Affiliates, agents and sub-licensees to comply with the provisions of this Agreement in connection with such performance. In the event of a dispute arising out of the actions of an Affiliate, agent or sub-licensee under this Agreement, each of Novacea and KuDOS may proceed directly against the other Party, without any obligation to first proceed against the Affiliate, agent or sub-licensee.

ARTICLE 11.

TERM AND TERMINATION

11.1 Term. The term of this Agreement shall commence on the Effective Date and shall expire upon the expiration of the Royalty Term in all counties of the Territory. Upon expiration of the term of this Agreement Novacea shall retain a perpetual, exclusive, royalty-free license in the Territory to use the KuDOS Know-how as provided in Section 8.1, above, and

KuDOS shall retain a perpetual, non-exclusive, royalty-free license outside the Territory to use the Novacea Know-how as provided in Section 8.2, above.

11.2 Termination for Material Breach. If either Party materially breaches this Agreement at any time, which breach is not cured within 30 days of notice thereof from the non-breaching Party, the non-breaching Party shall have the right to terminate this Agreement on notice to the Party in breach following the expiration of such cure period; provided, however, that if the Party alleged to be in breach shall have invoked the dispute resolution mechanism of Article 14 prior to the expiration of such cure period and is thereafter diligently pursuing resolution of the matter in dispute, then termination shall not be effective until the sooner of abandonment of such proceedings by the Party alleged to be in breach or completion of the dispute resolution proceedings and a non-appealable finding in arbitration in favor of the non-breaching Party.

11.3 Termination at Will by Novacea.

11.3.1 Novacea may terminate this Agreement at any time on notice to KuDOS, which such notice shall indicate that termination is occurring pursuant to this Section 11.3.1. Such termination shall be effective upon the later of: (i) 90 days after the date of such notice, and (ii) completion of the transfer to KuDOS or its designee of ownership of all pending and proposed INDs in the Territory (including, to the extent assignable, related IRB approvals), Marketing Authorizations and Marketing Authorization Applications as provided in Section 11.5.3(i), below.

11.3.2 Following notice of termination pursuant to Section 11.3.1, and until such termination becomes effective, Novacea shall continue to perform its obligations pursuant to Articles 2 and 4, above.

11.4 Insolvency. (a) KuDOS shall have the right to terminate this Agreement by virtue of the technical insolvency of Novacea as provided in this Section 11.4.

(b) As required in Section 6.8, Novacea has specific financial reporting responsibilities to KuDOS. In addition, in the event that Novacea believes it has total cash investments and available credit which is less than three months of forecasted operating expenses, it will immediately notify the Steering Committee of this as well as its plans to sustain its business over this period. Such notice will be updated on a monthly basis until Novacea has secured financial resources sufficient to overcome this reporting obligation. In the event that Novacea becomes technically insolvent, or that Novacea shall have initiated insolvency proceedings or other proceedings (including, without limitation, bankruptcy proceedings or any assignment for the benefit of creditors) intended to liquidate or rehabilitate substantially all of its assets; it shall immediately notify KuDOS. As used in this Section 11.4, “technically insolvent” shall mean either: (i) Novacea shall have ceased to pay its debts in the ordinary course of business, or (ii) Novacea lacks the ability to pay its debts as they fall due. If, no later than 3 days after the date on which Novacea becomes technically insolvent as provided in the preceding paragraph, Novacea’s board of directors has resolved in writing that it believes, in its good faith business judgement, that such technical insolvency will be cured within 15 days after the date on which Novacea actually became technically insolvent (the “Insolvency Date”), it shall immediately provide a copy of such resolution to KuDOS. In such event KuDOS shall have the right to terminate this Agreement immediately on notice to Novacea not less than 15 days after the Insolvency Date if Novacea fails to cure its technical insolvency within such 15 day period. Novacea shall notify KuDOS if it cures its technical insolvency within such 15 day period setting out the reasons it has been able to do so. Absence of such a notice from Novacea shall mean KuDOS is entitled to assume that Novacea has failed to cure its technical insolvency. If Novacea becomes technically insolvent and its board of directors fails to pass a resolution no later than 3 days afterwards as provided above, KuDOS shall have the right to terminate this Agreement immediately on notice to Novacea. Notwithstanding this subsection (b); KuDOS’s right to terminate pursuant to this Section 11.4 shall be suspended pending the outcome of the dispute resolution procedure provided in subsection (c), below, if such procedure is timely initiated by either Party.

(c) If Novacea believes in good faith that, despite its technical insolvency (and whether or not there is a board resolution as set out in sub-section (b) above), that it has and will continue to have the financial resources to operate its business and diligently perform its obligations under this Agreement, it shall so notify KuDOS within 48 hours after the Insolvency Date. Within five days after the actual receipt of such notice by KuDOS, the Chief Executive Officers of the Parties shall convene to address the issue of Novacea’s financial status and continued ability to perform its obligations pursuant to this Agreement. If the Chief Executive Officers conclude that it is reasonably probable that Novacea will remain or again become technically insolvent during a 90 day period following the Insolvency Date, KuDOS may, on notice to Novacea, immediately terminate this Agreement.

If the Chief Executive Officers of the Parties fail to agree within five business days following the commencement of their deliberations, either Party may request the appointment of an independent expert of appropriate training and experience to make a binding determination as to whether or not it is reasonably probable that Novacea will remain or again become technically insolvent during the remainder of the 90-day period following the Insolvency Date. If the Parties cannot agree to the identity of such independent expert within five business days after such request, either Party may request the immediate appointment of such expert by the Chairman pro term of the Institute of Chartered Accountants of England and Wales with the decision of such expert being final and binding on the Parties: The expert so appointed shall consider such information as he or she deems fit (including such information as may be submitted by either Party in support of its position) solely with respect to the question of whether it is reasonably probable that, at any time during the remainder of the 90 day period following the Insolvency Date, Novacea shall remain or again become technically insolvent. The expert shall make his determination and report it in writing to the Parties within 10 days after the submission to him or her or such information as he or she deems necessary or appropriate for such determination. The coats of such determination and related proceedings shall be borne by KuDOS.

11.5 Termination for opposition

KuDOS shall have the right by giving written notice to Novacea with immediate effect to terminate this Agreement if Novacea directly or indirectly opposes or assists any third party to oppose the grant of any of the KuDOS Patents in the Territory or indirectly assists any third party to dispute the validity of any of the KuDOS Patents in the Territory.

11.6 Effects of Termination

11.6.1 Termination of this Agreement shall not relieve the Parties of any liability, including any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude a Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice a Party’s right to obtain perineum of any obligation which accrued hereunder prior to the effective date of such termination.

11.6.2 Upon termination of this Agreement either by Novacea pursuant to Section 11.3.1 (termination at will by Novacea) or by KuDOS pursuant to either Section 6.6 (by virtue of suspension of Development or Commercialization by Novacea), Section 11.2 (termination by KuDOS by virtue of an uncured breach by Novacea) or Section 11.4 (termination by KuDOS by virtue of technical insolvency of Novacea) or Section 11.5 (termination for opposition), all licenses and rights to Patents and Know-How granted hereunder to Novacea, and any sub-licenses granted to any Third Party with respect thereto, shall terminate and, Novacea shall on KuDOS’s request:

(i) at Novacea’s expense promptly transfer to KuDOS or its designee ownership of all pending and proposed INDs in the Territory, Marketing Authorization Applications and Marketing Authorizations and, to the extent practicable, assign to KuDOS control over all clinical trials with respect to Product then being conducted or contemplated by Novacea and novate (provided that Novacea shall only be required to use its reasonable endeavours to procure the agreement of the relevant Third Party to such novation) to KuDOS all agreements between Novacea and its CMOs with respect to Product. Such request may be made by KuDOS by notice to Novacea at any time within 30 days following the effective date of such termination;

(ii) grant to KuDOS an exclusive license (including the right to grant sub-licenses) under Novacea Know-How, Joint Patents and Joint IP to develop, manufacture, have manufactured, use, offer for sale and sell Product in the Field. Such request may be made by KuDOS by notice to Novacea at any time within 30 days following the effective date of such termination. If such termination occurs prior to the completion of Initial Development (as defined in Section 2.2.1, above), then such license to KuDOS shall be royalty-free and, in the case of termination under Section 11.3.1 Novacea shall, in addition, pay to KuDOS an amount equal to the remaining costs required to complete the Initial Development as set forth on Schedule 2.2 to this Agreement as of the Effective Date, and, absent express contrary agreement by the Parties, without regard to amendments to Schedule 2.2 thereafter. If such termination was pursuant to either Section 11.4 or pursuant to Section 11.3.1 and occurred at any time after the completion of Initial Development, then such license shall result in a fee for Novacea. As to direct sales of Product by KuDOS or any Affiliate of KuDOS, the fee would be a royalty equal to [*] percent of the Net Selling Price if such termination occurred prior to the completion of the first Phase 3 pivotal trial of Product in the Territory and [*] percent of

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Net Selling Price if such termination occurred thereafter. As to sales of Product by non-Affiliate licensees of KuDOS; the fee due to Novacea would be calculated as a percentage of all consideration received from licensee as either: (i) a license fee for rights to such regulatory filings or Intellectual property, or (ii) royalties payable to KuDOS on the use or sale of Product by such licensee. The amount payable would be 2.5 percent of such total consideration if the termination occurred prior to the completion of the first Phase 3 pivotal trial of Product in the Territory and 5.0 percent of such total consideration if the termination occurred thereafter;

(iii) all KuDOS licenses and rights under and the provisions of Sections 6.1, 6.2, 6.3, 7.7, 8.2,8.3, 8.4, 9 (save as expressly. exempted hereunder), 12 and 13 shall survive and Novacea shall transfer to KuDOS all files relating to the prosecution and maintenance of the KuDOS Source Patents and the Joint Patents and any associated prosecution or defense activity or claim then being handled by Novacea;

(iv) upon termination of this Agreement (but not expiration of its term), all Confidential Information supplied by KuDOS shall promptly be returned by Novacea except for one copy of such information retained solely for legal archival or regulatory purposes; and

(v) following termination of this Agreement by KuDOS under Section 11.4, Novacea shall have the shorter of 180 days or the period until which the provisions of Section 11.6.3(i) have been implemented to sell any Product in its possession as of the effective date of termination, subject to its obligation to pay royalties to KuDOS as provided hereinabove with respect to such sales.

11.6.3 Upon termination of this Agreement by Novacea pursuant to Section 11.2 (termination by Novacea by virtue of an uncured breach by KuDOS):

(i) all Novacea’s and KuDOS licenses, rights, obligations under and the provisions of Sections 2, 4, 5, 6, 7, 8, 9, 10 and 12 shall continue in full force and effect save that Novacea shall be entitled to assume responsibility for the API Development Plan in the Territory and deduct the cost and expense incurred to Third Parties in relation thereto from monies due to KuDOS under Section 9; and

(ii) Novacea shall have 180 days to sell any Product in its possession as of the effective date of termination, subject to its obligation to pay royalties to KuDOS as provided hereinabove with respect to such sales.

11.7 Surviving Rights. The rights and obligations set forth in this Agreement shall extend beyond the term or termination of the Agreement only to the extent expressly provided for herein, or the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge. Without limiting the foregoing, the following shall survive the expiration or termination of this Agreement:

11.8 Notice under the BTG Agreement. Novacea shall have the right to require that KuDOS timely give notice of termination under Clause 15.1 of the BTG Agreement in respect of any country in the Territory to which the conditions of Clause 15.1 apply.

ARTICLE 12.

INDEMNIFICATION

12.1 Indemnification by Novacea. Novacea shall defend and hold KuDOS and their respective agents, directors and employees, harmless from and against any and all suits, claims, actions, demands, damages, obligations, settlements, penalties, fines, costs, liabilities, expenses and/or loss claimed by a Third Party, including reasonable attorneys’ fees and expenses (collectively, “Losses”), resulting from the research, development, manufacture, use, handling, storage, sale or marketing of the Products in the Territory by Novcea, its Affiliates, agents or sub-licensees, except to the extent such Losses result from the negligence or willful misconduct of KuDOS.

12.2 Indemnification by KuDOS. KuDOS shall defend and hold Novacea and its agents, directors and employees harmless from and against any and all Losses resulting from any or from the research, development, manufacture, use, handling, storage, sale or marketing of a Product by KuDOS or a Third Party licensee or agent of KuDOS, except to the extent such Losses result from the negligence or willful misconduct of Novacea.

12.3 Procedure. A Party seeking indemnification under Section 12.1 or Section 12.2, shall inform the other Party of a claim as soon at reasonably practicable after it receives notice of the Third Party claim, permit the indemnifying Party to assume direction and control of the defense of the Third Party claim (including the right to settle the claim solely for monetary consideration), and cooperate as requested (at the expense of the indemnifying Party) in the defense of the Third Party claim.

ARTICLE 13.

DISPUTE RESOLUTION

13.1 Disputes. Except as expressly provided in Section 3.4 or in Section 11.4, above, all disputes arising between the Parties hereunder or as a result of this Agreement shall be resolved solely as provided in this Article 13.

13.2 Procedure. Except as expressly provided in Section 3.4 or in Section 11.4.2, above, any dispute which the Parties are unable to resolve directly may be referred by either Party to the Steering Committee for resolution. If the Steering Committee fails to resolve such dispute within 30 days after referral, either Party may, on notice to the other, have such dispute referred to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiation. If such individuals are unable to resolve such dispute within 30 days after referral, then either Party may thereafter seek to resolve the dispute through arbitration in accordance with the Commercial Rules of the International Chamber of Commerce (“ICC”) by one or more arbitrators appointed in accordance with such rules. The place of arbitration shall be San Francisco, California, if arbitration is initiated by KuDOS and shall be London, England, if arbitration is initiated by Novacea. Each Party shall bear its own costs of such arbitration, with the costs of the arbitration tribunal shared equally by the Parties. The decision of the ICC arbitrators shall be final and binding on the parties.

13.3 Applicable Law. This Agreement shall be governed by the substantive laws of England, without regard to conflicts of law principles.

ARTICLE 14.

MISCELLANEOUS

14.1 Assignment.

14.1.1 Either Party may assign all of its rights and obligations under this Agreement to an Affiliate without consent of the other Party provided that such Affiliate first undertakes in writing to the other Party to be bound by the terms of this Agreement.

14.1.2 A Party may assign its rights or obligations under this Agreement to a non-Affiliate without the approval of the other Party only in connection with a merger of that Party with a Third Party, acquisition of that Party by a Third Party, a similar reorganization affecting that Party, or in connection with the sale by that Party to a Third Party of all or substantially all of the assets to which this Agreement relates. In such event prior to the assignment the Third Party should undertake in writing to the other Party to be bound by the Terms of this Agreement. This Agreement shall survive any such merger, acquisition or reorganization of a Party with or into, or such sale of assets to, another party and no consent for such merger, acquisition, reorganization or sale shall be required hereunder; provided, however, that in the event of such merger, acquisition, reorganization or sale, no intellectual property rights of the other merging or acquiring corporation shall be included in the technology licensed hereunder. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

14.1.3 Any purported assignment of this Agreement other than as provided in Section 14.1.1 or 14.1.2, above, shall be void.

14.2 Force Majeure. Except as otherwise expressly provided herein, neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, acts of gods, or any other similar or dissimilar cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure.

14.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.4 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission with confirmed answer-back, mailed by registered mail (return receipt requested), postage prepaid, or sent by internationally recognized express courier service, to the addresses first set forth above or in the case of BTG in the definition (or at such other address for a Party or BTG as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof). Notice by personal delivery shall be deemed effective upon receipt. Notice by courier or registered mail shall be deemed effective three business dates after the date sent. Notice by fax shall be deemed effective upon receipt by the sending Party of confirmation of receipt of the fax by the receiving Party. With respect to notice by facsimile, notices shall be sent:

If to Novacea:	For the attention of Paul Westberg

If to KuDOS:	For the attention of Richard Onyett

If to BTG:	For the attention of Roger Harrison

14.5 Waiver. The waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

14.6 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law. In such event the Parties shall in good faith attempt to reform this Agreement to reflect the intent and anticipated consequences of the invalidated or unenforcable provision, to the extent possible in a way that is lawful.

14.7 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.8 Headings. The section and article headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or articles.

14.9 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

14.10 Entire Agreement. This Agreement (including all Schedules hereto) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Patties hereto and supersedes and terminates all prior agreements and understandings between the Parties.

14.11 Limitation of Liability. Neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates:

14.11.1 of a direct nature where the same is a loss of turnover, profits, business or goodwill; or

14.11.2 an indirect or consequential or punitive nature, including any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, loss of enterprise value, business or goodwill or otherwise.

14.12 Novacea acknowledges that BTG is a third party beneficiary of Sections 2.7, 7.1, 7.3, 7.4, 8.4 (and Schedule 8.4), 9.7, 14.4 and 14.6 and that by reason of the Contracts (Rights of Third Parties) Act 1999 it shall have third party rights hereunder.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

KUDOS PHARMACEUTICALS LIMITED		NOVACEA, INC.

By:	/s/ Barrie Ward	By:	/s/ Brad Goodwin
Its:	C.E.O.	Its:	C.E.O.

Schedule 1.5

Active Pharmaceutical Ingredients Specifications

Drug Substance Specification

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.9

BTG Know-how

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.10

BTG Patents

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.19

Provisional Final Product Specifications

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.24

KuDOS Know-how

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.25

KuDOS Patents

To be delineated once filed

Schedule 2.2

Development Plan

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2.6

KuDOS Obligations

Pursuant to Section 2.6, this obligation shall encompass the following:[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.7

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8.4

Sub-license Provisions

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 10.1

BTG Deed/Waiver

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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